UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 8, 2019

Apptio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37885	26-1175252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(Address of principal executive offices, including zip code)

(866) 470-0320

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.07	Submission of Matters to a Vote of Securities Holders.

On January 8, 2019, Apptio, Inc. (“Apptio”) held a special meeting of stockholders (the “Special Meeting”) at Apptio’s principal executive offices in Bellevue, Washington.

As of December 6, 2018, the record date for the Special Meeting, there were 45,566,879 shares of Apptio Class A common stock outstanding and entitled to vote. At the Special Meeting, 32,219,140 shares, or approximately 70.71% of all outstanding shares of Class A common stock, were present either in person or by proxy.

At the Special Meeting, two proposals were considered:

(1) The proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2018 (the “Merger Agreement”), by and among Apptio, Bellevue Parent, LLC (“Parent”), and Bellevue Merger Sub, Inc. (“Merger Sub”). Parent and Merger Sub are entities that are affiliated with Vista Equity Partners Fund VI, L.P., a Cayman Islands exempted limited partnership (“Vista Fund VI”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Apptio, with Apptio continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger Proposal”).

(2) The proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there were insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

At the Special Meeting, the Merger Proposal was approved by stockholders. Sufficient votes were also received to approve the Adjournment Proposal, but such an adjournment was not necessary in light of the approval of the Merger Proposal. The table below shows the final voting results from the Special Meeting.

	For	Against	Abstain
Proposal 1 – The Merger Proposal	32,068,769	17,569	132,802
Proposal 2 – The Adjournment Proposal	30,930,514	1,154,553	134,073

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTIO, INC.

By:	/s/ John Morrow
John Morrow EVP, Corporate Development, General Counsel and Secretary

Date: January 8, 2019